COVENANT TRANSPORTATION GROUP ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 25, 2012 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the quarter ended March 31, 2012. Highlights for the quarter included the following:

•	Freight revenue of $121.9 million, a decrease of 2.0% compared with the first quarter of 2011;
•	Operating income of $2.4 million and an operating ratio of 98.1%, compared with operating income of $0.3 million and an operating ratio of 99.8% in the first quarter of 2011;
•	Net loss of $0.6 million, or ($0.04) per share, compared with a net loss of $2.5 million, or ($0.17) per share in the first quarter of 2011;
•
Gains on sale included $2.4 million from the sale of a terminal property and $0.6 million from revenue equipment in the 2012 quarter compared with $1.8 million from revenue equipment in the 2011 quarter. Gains on sale are reflected as a reduction of Depreciation and Amortization on our statement of operations.

Management Discussion—Asset-Based Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “During the quarter freight demand was reasonably good and customers continued to express concern about accessing adequate truckload capacity during the upcoming seasonally stronger months of the year.  We were encouraged by an approximately 5.8% increase in average freight revenue per total mile, which we attribute to the combination of service and capacity we can offer in a trucking economy where freight and capacity are closely in balance.  Continued progress on yield improvement and efficiency will be necessary as our industry faces cost pressure from driver wages, fuel and equipment prices, insurance and health care, and other expenses, as well as utilization pressure from regulatory and other sources. Overall, our asset-based operating ratio (operating expenses, net of fuel surcharge revenue, as a percentage of freight revenue) improved approximately 220 basis points to 98.0%.  Excluding gains on sale in both quarters, our asset-based operating ratio improved approximately 130 basis points.

“For the quarter, total revenue in our asset-based operations increased to $152.4 million, an increase of $2.5 million compared with the first quarter of 2011.  This increase consisted of higher fuel surcharge revenue of $3.2 million offset by lower freight revenues of $0.7 million. The $0.7 million decrease in freight revenues related to a 3.7% decrease of our average tractor fleet substantially offset by a 2.1% increase in average freight revenue per tractor per week.

“Average freight revenue per tractor per week increased to $3,044 during the 2012 quarter from $2,980 during the 2011 quarter.  Average freight revenue per total mile increased by 7.7 cents per mile (or 5.8%) compared to the 2011 quarter, while average miles per unit decreased by 2.4%. The main factors impacting the reduced utilization were a decrease in the percentage of our fleet comprised of team-driven tractors and a shorter length of haul. Our non-revenue miles percentage increased by 40 basis points as compared to the first quarter of 2011.  On the positive side, a higher percentage of our fleet was seated with drivers as we finished the 2012 quarter.

“We experienced cost pressure in several areas. Salaries, wages and related expenses increased approximately 4.2 cents per mile due to driver pay adjustments since the first quarter of 2011 and higher workers’ compensation expense.  Insurance and claims per mile cost increased to 11.8 cents per mile in the first quarter of 2012 from 9.8 cents per mile in the first quarter of 2011. The increase related to additional claims reserves where new information or settlements led to increased expenses on past claims. Operations and maintenance expense increased approximately 1.0 cent per mile compared with the first quarter of 2011 primarily because of inflationary pressures related to tires and vehicle parts.

Offsetting a portion of the higher costs were significant decreases in net fuel costs and capital costs. For fuel, higher costs at the pump were offset by fuel efficiencies and benefits from our hedging strategies that led to a decrease in our net per mile cost of fuel. Fuel prices as measured by the Department of Energy averaged approximately $0.35/gallon (or 9.7%) higher in the first quarter of 2012 compared with the 2011 quarter. However, with improved fuel economy, benefits from fuel hedging, and improved fuel surcharge recovery, we were able to reduce our per mile cost of fuel, net of fuel surcharge revenue, by approximately 5.0 cents per company mile compared with the first quarter of 2011. We will continue managing our idle time and truck speeds, investing in more fuel-efficient tractors to improve our fuel miles per gallon, using fuel hedges from time to time to reduce our exposure to rapid increases in fuel prices, and partnering with customers to adjust fuel surcharge programs which are inadequate to recover a fair portion of rising fuel costs.

Capital costs (combined depreciation and amortization, revenue equipment rentals and interest expense) decreased by approximately $2.6 million. The decrease was a combination of a reduction in the size of our tractor and trailer fleets and a $2.4 million gain on sale of our Long Beach, California terminal in the month of March 2012, partially offset by a $1.2 million decrease in gains on sale of revenue equipment.  The terminal sale is part of an overall program of optimizing our network assets to reflect changes in freight patterns and customer needs as well as to seek improved returns on invested capital. Operations at the Long Beach terminal were consolidated with our other Los Angeles-area terminal.  In addition, we have consolidated three Orlando-area terminals into a single Orlando terminal, and we are not renewing a lease for a larger terminal in Northern California, where a smaller presence is sufficient to meet the needs of our drivers and customers. Regarding revenue equipment sales, the market for used revenue equipment remains strong, but we sold less revenue equipment in the 2012 quarter.

Management Discussion—Non-Asset Based Brokerage Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s freight brokerage subsidiary:  “For the quarter, Solutions’ total revenue decreased 28.5%, to $4.7 million from $6.5 million in the same quarter of 2011.  Operating income was approximately $1,000 for an operating ratio of 100.0%, compared with operating income of $578,000 and an operating ratio of 91.1% in the first quarter of 2011. The decrease in revenue related primarily to the termination of an agency relationship in January 2012 and a difficult comparison to the first quarter of 2011, when Solutions handled the nationwide launch of Allegra to the over-the-counter market. Solutions’ gross margins weakened slightly as purchased transportation was an acceptable 76.9% of total revenue in the current quarter, compared with 75.3% of total revenue in the prior year quarter.  Solutions’ other operating expenses as a percentage of revenue increased to 23.1% of total revenue in the first quarter of 2012 from 15.8% of total revenue in the first quarter of 2011, primarily because the decrease in revenue from the agency loss corresponded with an investment in additional personnel to expand the capacity and range of services offered to our customers and carrier base.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: "At March 31, 2012, our total balance sheet debt and capital lease obligations, net of cash, were $211.7 million, and the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $55.7 million, including the residual value guarantees under those leases.  At March 31, 2012, our stockholders’ equity was $88.6 million, and our tangible book value was $87.9 million, or $5.97 per basic share.  Since the end of 2011, the Company's balance sheet debt and capital lease obligations, net of cash, decreased by $26.9 million, while the present value of financing provided by operating leases decreased by approximately $2.6 million.  At March 31, 2012, our ratio of net debt to total balance sheet capitalization was 70.5%.

“Our existing annual tractor fleet plan for 2012 includes the delivery of approximately 350 tractors and disposal of approximately 500 used tractors. We did not take delivery of any tractors in the first quarter. Assuming the freight environment remains favorable, we would plan to maintain our overall fleet size at approximately its existing size by increasing the owner-operator percentage of our fleet. With a relatively young average tractor fleet age of 22 months at March 31, 2012, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements. We had $26.9 million of available borrowing capacity under our revolving credit facility at March 31, 2012. In addition, we believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers and other available financing to fund our expected revenue equipment purchases in 2012. Our 49% equity investment in Transport Enterprise Leasing contributed approximately $0.2 million of pre-tax income in the first quarter.  We were in compliance with our financial covenants at March 31, 2012."

Conference Call Information
The Company will host a live conference call tomorrow, April 26, 2012, at 11:00 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 334-323-7224 (International), access code CTG1.  An audio replay will be available for one week following the call at 877-919-4059, access code 97973831. In addition, you will be able to listen to the audio replay for an extended period of time on our investor website, under the icon "Audio Archives". For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctginvestor.com under the icon "News Releases."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to what is necessary to address increasing costs and regulatory and other pressures facing the industry, our management of idle time and truck speeds, investment in more fuel-efficient tractors, implementation of fuel hedges and fuel surcharges, equipment purchases and disposals, tractor replacement plans, overall fleet size, new tractor purchase requirements, and the availability of sufficient financing for equipment purchases are forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact: Richard B. Cribbs, SVP and Chief Financial Officer criric@covenanttransport.com	(423) 463-3331
For copies of Company information contact: Kim Perry, Administrative Assistant perkim@covenanttransport.com	(423) 463-3357

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA
	Three Months Ended Mar 31,
($000s, except per share data)	2012	2011	% Change
Freight revenue	$121,900	$124,418	-2.0%
Fuel surcharge revenue	35,131	31,973
Total revenue	$157,031	$156,391	0.4%

Operating expenses
Salaries, wages, and related expenses	52,162	51,741
Fuel expense	48,355	50,671
Operations and maintenance	10,411	10,173
Revenue equipment rentals and purchased transportation	17,178	13,977
Operating taxes and licenses	2,398	3,102
Insurance and claims	9,856	8,690
Communications and utilities	1,198	1,335
General supplies and expenses	3,752	3,869
Depreciation and amortization, including gains and losses on disposition of property and equipment	9,364	12,532
Total operating expenses	154,674	156,090
Operating income	2,357	301
Other (income) expenses:
Interest expense	3,518	4,096
Interest income	-	(22)
Other	(11)	(28)
Other expenses, net	3,507	4,046
Equity in income/(loss) of affiliate	245	-
Loss before income taxes	(905)	(3,745)
Income tax benefit	(265)	(1,281)
Net loss	$(640)	$(2,464)

Basic & diluted earnings (loss) per share	$(0.04)	$(0.17)
Basic & diluted weighted average shares outstanding (000s)	14,722	14,677

	Three Months Ended Mar 31,
	2012	2011	% Change
($000s)	SEGMENT REVENUES
Asset-based trucking revenues	$117,246	$117,912	-0.6%
Covenant Transport Solutions non-asset based revenues	4,654	6,506	-28.5%
Freight revenue	$121,900	$124,418	-2.0%

	OPERATING STATISTICS
Average freight revenue per loaded mile	$1.561	$1.468	6.3%
Average freight revenue per total mile	$1.405	$1.328	5.8%
Average freight revenue per tractor per week	$3,044	$2,980	2.1%
Average miles per tractor per period	28,155	28,844	-2.4%
Weighted avg. tractors for period	2,963	3,078	-3.7%
Tractors at end of period	2,938	3,039	-3.3%
Trailers at end of period	7,143	7,238	-1.3%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	3/31/2012	12/31/2011
Total assets	$433,404	$439,825
Total equity	$88,648	$87,055
Total balance sheet debt, net of cash	$211,680	$238,616
Net Debt to Capitalization Ratio	70.5%	73.3%
Tangible book value per basic share	$5.97	$5.85